AMENDMENT TO THE
ETF SERIES SOLUTIONS
CUSTODY AGREEMENT

THIS AMENDMENT to the Custody Agreement is entered into as of the last date on the signature page, by and between ETF SERIES SOLUTIONS, a Delaware statutory trust (the “Trust”), and U.S. Bank National Association, a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into a Custody Agreement, dated May 16, 2012 (the “Agreement”); and

WHEREAS, the parties desire to amend the fee schedule Exhibit E; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement as follows:

Amended Exhibit E is hereby superseded and replaced with Exhibit E attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

ETF SERIES SOLUTIONS    U.S. BANK, N.A.

By: /s/ Michael D. Barolsky

Name: Michael D. Barolsky

Title: Vice President and Secretary

Date: 3/28/19

By: /s/ Anita M. Zagrodnik

Name: Anita M. Zagrodnik

Title: Senior VP

Date: 4/1/19

Exhibit E to the
ETF Series Solutions Custody Agreement

Name of Series
Vident International Equity Fund
Vident Core U.S. Equity Fund
Vident Core U.S. Bond Strategy ETF
PPTY - U.S. Diversified Real Estate ETF

Base Fee for Domestic Custody Services
The following reflects the greater of the basis point fee or annual minimum1 where Vident Advisory, LLC acts as Adviser to the fund In the ETF Series Solutions Trust

Annual Minimum per Fund[2]	Basis Points on Trust AUM[2]
$[ ]	[ ] bps

1Each fund, regardless of asset size, will have fees allocated to it equal to the per fund minimum. Should the complex level basis point fee calculation exceed the complex level minimum fee level calculation, the fees in excess of the minimum will be allocated to each fund based on the percent on AUM.
Once a Fund Is operational, should “The Adviser” terminate this service agreement with U.S. Bank, N.A. prior to the end of the initial two year period, “The Adviser” will be responsible for the balance of the minimum fees for the remainder of the service agreement’s 12 month period beginning with the Fund’s launch or any anniversary of launch. To avoid doubt, if “The Adviser” launched a Fund on March 1, 2019 and terminated the relationship on June 30, 2020, “The Adviser” would owe would owe U.S. Bank up to [ ]% of $[ ]
($[ ] admin/acct/ta + $[ ] Custody + $[ ] Distributor)

Additional services not Included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).
2 Subject to annual CPI increase - All Urban Consumers - U.S. City Average.
Fees are calculated pro rata and billed monthly

Advisor’s Signature below acknowledges approval of the domestic and global fee schedule updates on this Exhibit E.

Vident Advisory, LLC

By:/s/ Deborah Kimery

Printed Name: Deborah Kimery

Title: Chief Executive Officer                Date: April 1, 2019

Exhibit E (continued) to the
ETF Series Solutions Custody Agreement

Domestic Custody Services in addition to the Base Fee

Portfolio Transaction Fees2

•	$[ ] - Book entry DTC transaction, Federal Reserve transaction, principal paydown

•	$[ ] - Repurchase agreement, reverse repurchase agreement, time deposit/CD or other non-depository transaction

•	$[ ] - Option/SWAPS/future contract written, exercised or expired

•	$[ ] - Mutual fund trade, Margin Variation Wire and outbound Fed wire

•	$[ ] - Physical security transaction

•	$[ ] - Check disbursement (waived if U.S. Bancorp is Administrator)
A transaction Is a purchase/sate of a security, free receipt/free delivery, maturity, tender or exchange.

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, SWIFT charges, negative interest charges and extraordinary expenses based upon complexity.

Additional Services

•	Additional fees apply for global servicing. Fund of Fund expenses quoted separately.

•	$[ ] per custody sub - account per year (e.g., per sub-adviser, segregated account, etc.)
Class Action Services - $[ ] filing fee per class action per account, plus [ ]% of gross proceeds, up to a maximum per recovery not to exceed $[ ].

•	No charge for the initial conversion free receipt.

•	Overdrafts - charged to the account at prime interest rate plus [ ]%, unless a line of credit Is in place
Securities Lending and Money Market Deposit Account (MMDA)

•	Coordinated by U.S. Bank per Board of Trustee approval - Negotiable
Margin Management Services
Requires U.S. Bank as custodian for all assets
$[ ] annual program fee (includes up to 4 Account Control Agreements)
$[ ] annual fee per each additional Account Control Agreement.

Extraordinary Services -
Extraordinary services are duties or responsibilities of an unusual nature, including termination, but not provided for in the governing documents or otherwise set forth in this schedule. A reasonable charge will be assessed based on the nature of the service and the responsibility involved. At our option, these charges will be billed at a flat fee or at our hourly rate then in effect.

Account approval is subject to review and qualification. Fees are subject to change at our discretion and upon written notice. The fees set forth above and any subsequent modifications thereof are part of your agreement. Finalization of the transaction constitutes agreement to the above fee schedule, including agreement to any subsequent changes upon proper written notice. In the event your transaction is not finalized, any related out-of-pocket expenses will be billed to the client directly. Absent your written Instructions to sweep or otherwise Invest, all sums in your account will remain uninvested and no accrued interest or other compensation will be credited to the account. Payment of fees constitutes acceptance of the terms and conditions set forth.

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial Institutions to obtain, verify, and record Information that identifies each person who opens an Account. For a non-individual person such as a business entity, a charity, a Trust, or other legal entity, we ask for documentation to verify its formation and existence as a legal entity. We may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.
Fees are calculated pro rata and billed monthly

Additional services not Included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

2 ”Sponsor trades” are defined as any trades put through the Portfolio, on behalf of the Fund by any portfolio manager/sub advisor and their affiliates authorized by the BOT to act on behalf of the Fund, outside of the create/redeem process. Cash-in-Lieu proceeds received as part of the create/redeem process, and their related transactions are not considered to be “Sponsor trades.

Fees are calculated pro rate and billed monthly

Exhibit E (continued) to the
ETF Series Solutions Custody Agreement

Additional Global Sub-Custodial Services Annual Fee Schedule

Base Fee
A monthly base fee per fund will apply based on the number of foreign securities held. If no global assets are held within a given month, the monthly base charge will not apply for that month.

•	Monthly base fee per fund $[ ]

•
Euroclear - Eurobonds only. Eurobonds are held In Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge. In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, will be subject to a surcharge.

•	For all other markets specified above, surcharges may apply if a security is held outside of the local market,

Plus:

Global Custody Transaction Fees1
Global Custody transaction fees associate with Sponsor Trades2. (See schedule below)

•	A transaction Is defined as any purchase/sale, free receipt/ free delivery, maturity, tender or exchange of a security.

Global Safekeeping and Transaction Fees
(See schedule below)

Tax Reclamation Services
Miscellaneous Expenses

•	Tax reclaims that have been outstanding for more than 6 (six) months with the client will be charged $[ ] per claim.

•
Charges Incurred by U.S. Bank, N.A. directly or through sub-custodians for account opening fees, local taxes, stamp duties or other local duties and assessments, stock exchange fees, foreign exchange transactions, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications, recurring administration fees, negative interest charges, overdraft charges or other expenses which are unique to a country In which the client or its clients ls investing will be passed along as incurred.

•
A surcharge may be added to certain miscellaneous expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses. Also, certain expenses ate charged at a predetermined flat rate.

•SWIFT reporting and message fees.
Fees are calculated pro rata and billed monthly
2 “Sponsor trades” are defined as any trades put through the Portfolio, on behalf of the Fund by any portfolio manager/sub advisor and their affiliates authorized by the BOT to act on behalf of the Fund, outside of the create/redeem process, Cash ln Lieu proceeds received as part of the create/redeem process, and their related transactions are not considered to be “Sponsor trades.”'

Additional Global Sub-Custodial Services Annual Fee Schedule